Policy Statement on Non-Public Information and Trading in Company Securities by Officers, Directors and Employees

Updated October 2023

A. INTRODUCTION

This policy statement is applicable to all officers, directors and employees (collectively, the "Employees") of IMUNON.

This policy statement ("Policy") confirms that:

- Confidential information relating to the business, operations and financial condition of IMUNON and any subsidiary or affiliated company (collectively, the "Company") is sensitive and needs to be safeguarded;
- Federal and state law requires that you abstain from trading in the Company's securities while you are in possession of important information concerning the Company that is not publicly known, and that you refrain from disclosing such non-public information to third parties who may trade on the basis on that information; and
- Failure to observe this Policy could lead to serious adverse consequences for both the Company and you (including substantial monetary liability, criminal penalties and termination of employment and/or association).

The Company has appointed a compliance officer (the "Compliance Officer") and a legal counsel (the "Legal Counsel") to implement, administer and enforce this Policy, and all questions regarding this Policy should be directed at the Compliance Officer: Chief Financial Officer (CFO)

B. CONFIDENTIAL INFORMATION

Unauthorized disclosure of internal information relating to the Company could cause competitive harm to the Company and in some cases could result in liability for the Company and for you.

1. Unauthorized Disclosure. No Employee of the Company may disclose internal information about the Company to any person outside the Company, except for such disclosure, made in the ordinary course of business, which is incident to the Employee's job responsibilities, or which has been specifically authorized by an

executive officer of the Company as being required to facilitate a company-related project or transaction.

2. Communications with the Media, Analysts and Investors. Communications on behalf of the Company with the media, securities analysts and other investors shall be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to issue statements or provide communications on behalf of the Company, you must direct any inquiry from the media, a securities analyst or an investor to the Compliance Officer or other appropriate authorized personnel. Additionally, in an effort to prevent unauthorized disclosure of material nonpublic information, you are prohibited from posting or responding to any posting on or in any form of social media, including without limitation Twitter, Facebook, Instagram, Tumblr, Reddit, Snapchat, WhatsApp, Telegram, TikTok, Mastodon, Internet message board, chat rooms, discussion groups and other forms of social media, with respect to the Company. Any posting with respect to the Company on any social media may only be done by specifically designated representatives of the Company.

3. Safeguarding Confidential Information. Because of the sensitive nature of internal information about the Company and the importance of such information to the Company, you must take extreme care to safeguard the confidentiality of such information. For example, documents containing sensitive information should not be left lying on desks or conference tables in open view, discussed or reviewed in public spaces, confidential information should be discussed with other Company personnel on a "need to know" basis only, and visitors should not be left unattended in offices or other areas containing internal Company documents.

C. NO TRADING ON THE BASIS OF MATERIAL NON-PUBLIC INFORMATION

Federal and state securities laws make it unlawful for any person, directly or indirectly, to trade or recommend trading in securities on the basis of material non-public information. It is the Company's policy to require stringent avoidance of the fraudulent misuse of material inside information

Fraudulent misuse of "inside" information includes purchasing or selling the Company's securities on the basis of such information for your own account or for that of a relative or friend or anyone else. Fraudulent misuse also includes incorporating such information in "tips" to anyone or using it as a basis for recommending the purchase or sale of the Company' securities.

Examples of the types of events which would likely generate material inside information would include (but would not be limited to) the following:

a. Results of clinical trials;
b. Actions by FDA affecting the Company;
c. Acquisition of new technology and/or licenses;
d. Negotiations concerning acquisition, mergers or joint ventures;
e. Significant new contracts or loss of a contract;
f. Significant new services or marketing plans;
g. Annual and quarterly earnings;
h. Financial results and forecasts;
i. Unfavorable news;
j. A significant change in capital investment plans;
k. A significant acquisition or disposition of assets;
l. Plans for facilities expansion or contraction;
m. Plans for additional financing (debt or equity)
n. Significant write-offs;
o. A change of accounting methods;
p. Significant disputes with suppliers or customers;
q. Significant litigation;
r. A tender offer to purchase another company's securities
s. A program to acquire the Company's own shares;
t. Stock splits;
u. Making arrangements preparatory to an exchange or tender offer;
v. Changes in earnings;
w. A change in management or significant control changes;
x. Default on debts or contracts, or
y. Bankruptcy or insolvency proceedings.

1. Trading on Inside Information. No Employee, while in possession of material non-public information relevant to the business or affairs of the Company, shall, directly or indirectly: (a) purchase or sell, or recommend or direct the purchase or sale of, any securities of the Company for his or her own account, any account in which he or she has a direct or indirect beneficial or economic interest (including the account(s) of family members) or the account of any other person or entity, or (b) disclose or "tip" any such information to any other person. In addition, if you become aware in your capacity as an Employee of Imunon of any material non-public information concerning another public company (for example, the possible acquisition of that company by the Company), the foregoing rules apply, and you must not trade in the securities of the other company or disclose or "tip" any such information until such after information has been disclosed to the public.

2. Designation of Certain Employees Subject to Additional Restrictions. Until further notice, the following persons are designated as persons who are subject to the additional restrictions contained in paragraph C.3 of this Policy (individually, a "Restricted Employee" and collectively, the "Restricted Employees"): Each member of the Board of Directors of the Company (including non-employees), Other designated Employees (including designated Officers of the Company), advised in writing by the Compliance Officer.

3. Trading Period for Restricted Employees. In addition to the restrictions contained in paragraph C.1 of this Policy, no restricted Employee shall purchase or sell any Company securities for his or her own account or any account in which he or she has a direct or indirect beneficial or economic interest (including the account(s) of family members) unless such purchase or sale of the Company's securities complies with the following or is conducted pursuant to a Rule10b5-1 Trading Plan in accordance with C.4 below: The trading window will be closed at the end of every fiscal quarter if in the judgement of the Company there is a material difference in financial trends. Otherwise, the trading window will be closed seven (7) days before the next scheduled quarterly and annual public release of financial results and will reopen the first business day following the quarterly and annual public release of financial results. However, solely with respect to the requirement that the purchase or sale of Company securities takes place during the aforementioned trading period, the Compliance Officer is authorized to make limited exceptions in the event of a tangible demonstration of a personal hardship to the affected Restricted Employee. All determination by the Compliance Officer in this regard shall be final and not subject to further review. To better ensure compliance with this Policy and all applicable laws, all proposed trades by any Restricted Employee must be "pre-cleared" via email by the Compliance Officer and any trade precleared must be completed within two (2) trading days after the date of the pre-clearance. Following any trade, a Restricted Employee shall provide the Compliance Officer with a timely written notice detailing the particulars of the trade, including the timing and nature of the trade, and the securities involved.

4. Rule 10b5-1 Trading Plans. A Rule 10b5-1 plan is a trading plan that you can set up with a third party (such as a broker) to sell or buy a predetermined number of shares within a predetermined period of time and within predetermined price ranges. The plan must be adopted in good faith (i.e., not as part of a scheme to evade the prohibitions of the U.S. securities laws) at a time when you are not aware of material nonpublic information. If the plan is adopted in accordance with these and other requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, it serves as an affirmative defense against liability under the U.S. securities laws for insider trading if there is an insider trading claim. It is the Company's policy that trades may be made pursuant to a

Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) adoption of the plan was expressly authorized and pre-approved by the Compliance Officer at least two (2) full trading days before entry into the plan and any modification or termination of a plan must be pre-approved by the Compliance Officer at least two (2) full trading days prior to such change, and (iii) no trades are made under the plan during the required "cooling-off period." If you are a director or executive officer , your plan must provide that the first trade may not occur until after a "cooling-off period" which begins on the date of adoption, amendment or modification of the plan and ends on the later of (1) 90 days after the adoption, amendment or modification of the plan or (2) two business days after the filing of the Company's quarterly report on Form 10-Q or annual report on Form 10-K covering the fiscal quarter in which the plan was adopted, amended or modified, as applicable, in each case up to a maximum of 120 days after adoption of the plan; if you are not a director or executive officer, your cooling-off period ends 30 days after the date of adoption, amendment or modification of your trading plan.

5. Hedging or Purchases or Sales of Derivative Securities. Executive officers and directors of the Company, or designees of such officers or directors, may not engage in short sales, transactions in derivative securities (including put and call options) or other forms of hedging transactions (i.e., zero-cost collars, equity swaps, exchange funds and forward sale contracts) that are designed to hedge or offset any decrease in the market value of equity securities (1) granted to the executive officer or director by the Company as part of the compensation of such individual, or (2) held, directly or indirectly, by the executive officer or director.

Your spouse, members of your immediate family and those people under your control may be deemed to be in possession of material non-public information known to you simply by virtue of your relationship with them. Further, securities of the Company owned by those persons may be deemed to be beneficially owned by you. Trading in the Company's securities by those persons while you are aware of material non-public information may cause legal problems for them and for you; consequently, those persons also should abstain from trading in the Company's securities except in accordance with the policies set further above. You should understand that compliance with this Policy, while designed to minimize the risk of alleged risk of a violation of the securities laws, is not in any way an assurance by the Company that a particular transaction will not violate or will not be alleged to violate securities laws.

Nothing contained in paragraph C of this Policy shall be deemed to restrict the ability of any eligible Employee, whether or not a Restricted Employee, to exercise an option granted to an Employee under the Company's Stock Option Plan or to participate in the Company's employee stock option plan. However, the disposition of shares of the Company acquired by

virtue of an option exercise or through such plan is subject to the provisions of this Policy. In addition, there may be other laws affecting the purchase and sale of Company securities by an Employee, whose application should be reviewed with the Employee's own counsel, such as prohibitions on "short-swing" profit transactions.

D. CONSEQUENCES OF NON-COMPLIANCE

Failure to observe the policies and procedures set forth in this Policy could lead to severe adverse consequences for the Company and for you, including termination of your employment, criminal sanctions (including imprisonment), monetary fines and penalties to you, injunctions, civil fines to the Company and suspension of trading in the Company's securities. Further, any appearance of insider trading impropriety could impair investor confidence in this Company and/or its management.

The Compliance Officer shall have the authority to make a determination as to whether the policies and procedures set forth in this Policy have been violated and, if so, the action to be taken by the Company, which may include termination of employment and/or association or other disciplinary action as he deems appropriate.